Exhibit 10

September 8, 2003

Mr. N. Jeffrey Klauder

Dear Jeff:

It is with deep regret that I accept your resignation from Safeguard, effective September 19, 2003.

Your contribution here over the last several years has been significant, and in express recognition of your positive impact and in agreement with the Board of Directors, and Compensation Committee, the following terms will apply to the various benefit programs in which you have participated.

Restricted stock and DSU’s: All unvested restricted stock and DSU’s that would have vested on or before September 19, 2004 will become vested upon termination of your employment. All other restricted stock and DSU’s will be forfeited on your termination date.

Stock options: The currently vested portion of option grant no. 2125 will be subject to the normal plan provisions following your termination. All other vested and unvested options will be forfeited on your termination date.

All other provisions of a normal employment termination will apply.

Sincerely,

/s/ Anthony L. Craig